CERTIFICATE OF VICE PRESIDENT

T. ROWE PRICE INTERNATIONAL FUNDS, INC.

Pursuant to Rule 306 of Regulation S-T

I, the undersigned, Henry H. Hopkins, Vice President of T. Rowe Price

International Funds, Inc., on behalf of its separate series T. Rowe Price

International Stock Fund (the "Fund"), do hereby certify that the prospectus for the Fund has been translated into the Spanish language.

The Spanish version of the prospectus constitutes a full and complete representation of the English version which has been filed as a part of this Registration Statement. A copy of the Spanish version will be available for inspection upon request.

WITNESS my hand and the seal of the Fund this February 28, 2003.

T. Rowe Price International Funds, Inc., on behalf of the

T. Rowe Price International Stock Fund

(Seal) /s/Henry H. Hopkins

Henry H. Hopkins, Vice President